AURELIO STRENGTHENS BOARD OF DIRECTORS

LAKEWOOD, COLORADO August 14, 2009 News Release #09-09

Aurelio Resource Corporation (OTCBB: AULO, Frankfurt: F3RA) is pleased to report that the Company has appointed three new directors.

David C. Knight led a team of geologists who were credited with discoveries of five gold projects with aggregate resources of more than six million ounces, the most significant being the 3+ million ounce West Leeville gold deposit on the Carlin Trend.

Mr. Knight has over 25 years of experience in target generation, development and management of surface and underground exploration programs, and evaluation of mineral deposits. During the course of his career, he has worked for a number of mid-tier and major gold mining companies, including Amselco, Rio Tinto, Westmont, Atlas, Texasgulf and Noranda, where he managed exploration for and evaluation of deep high-grade gold and bulk mineable precious metal deposits in the western United States. Mr. Knight was one of the founders of Tone Resources Ltd., which was acquired by US Gold in 2006 for its property position in Nevada.

Mr. Knight earned his B.S. and M.S. Geology degrees from the University of Arizona and University of Manitoba, and is a Registered Professional Geologist in Wyoming.

William L. Oppenheimer has over 25 years experience in mineral exploration, mine operations and project evaluations. During his career he has worked as a mine geologist at Barrick's Goldstrike mine in Nevada and Montana Talc Company in Montana, and as an exploration geologist for Sunshine Mining, Nord Resources, Atlas Precious Metals, MAPCO Minerals and CONOCO Uranium.

Mr. Oppenheimer was previously a Senior Geologist at The Winters Company, where he evaluated proposed and operating copper, gold and silver mining projects worldwide. He is currently Procurement Manager for M3 Engineering & Technology in Tucson, Arizona, where he is involved in feasibility studies, engineering and construction of mining projects in Mexico, Chile, Peru, Canada and the United States.

Mr. Oppenheimer received his B.A. in Geology from Tufts University and an M.S. in Geology from the Colorado School of Mines. He is a registered Professional Geologist (Idaho) and a Qualified Person for NI 43-101 evaluations.

Richard M. Perry was formerly Vice President of North American Operations for Newmont Mining Corporation, where he was responsible for Newmont's Nevada and Canadian mining operations and producing joint ventures with Penoles SA de CV in Mexico. Mr. Perry led Newmont's North American team with the development of five major new projects from 2001 to 2005 which sustain Newmont's Nevada operations today. He also directed the operating integration of the Midas gold mine following Newmont's Franco-Normandy acquisition, and was the principal driver in the acquisition of a 25% interest in Getchell Gold by Newmont in 2003.

Previously, Mr. Perry served as General Manager for the start-up and first two years of operations of the Batu Hijau copper-gold mine in Indonesia, and Process Manager for Newmont's Eastern Nevada Operations, where he managed the operation and maintenance of mills and heap leach pads for Newmont's Carlin operations. Prior to joining Newmont, Mr. Perry was the Mill Superintendent for Independence Mining's Big Springs and Jerritt Canyon processing plants in Nevada.

Mr. Perry holds a B.A. in Geology from California State University, Chico and an M.S. from the Mackay School of Mines, University of Nevada, Reno. He is a member of SME, AIPG, AEG and has served on the Board of the Nevada Mining Association and the Nevada Commission on Mineral Resources.

Stephen Doppler, the Company's President and CEO stated, "We are delighted to have such high caliber and accomplished veterans of the mining industry join our Board of Directors. William and Richard bring a wealth of operational expertise, and David has an impressive track record of significant gold discoveries. They are very familiar with our Nevada projects, and will play an important role in the exploration, evaluation and development of these projects, and the success of our Company."

On behalf of the Board of Directors,

Stephen B. Doppler

President and CEO

303-795-3030

800-803-1371